Exhibit 10.1

Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is entered into between RiceBran Technologies, a California corporation (“Company”), and Mark McKnight, an individual (“Consultant”). The parties agree, effective as of January 1, 2017 (“Effective Date”), as follows:

1.             Background and Purpose.

1.1.          Prior Employment.  Consultant is a former employee of the Company, whose employment with the Company ended on December 31, 2016.  At the time that his employment with the Company ended, Consultant executed an Employment Termination Agreement with the Company severing the employment relationship.

1.2           Voting Agreement.  On even date hereof, Consultant and his spouse, Nicole McKnight, entered into a Voting Agreement with Company, pursuant to which Consultant and his spouse agreed to vote their shares of RBT capital stock as recommended by the Company’s Board of Directors at any meeting of the Company’s shareholders occurring on or before December 31, 2017.

1.3           Consulting Services.  Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an independent contractor to perform the Services, and the Consultant hereby accepts such engagement. For purposes of intellectual property protection under this Agreement, the Company is the commissioning party.

1.4           Defined Term.   For the Purpose of this Agreement, the phrase “Related to the Company Business” means any and all business activities with respect to either (i) rice bran, rice bran derivative products or any formulation or product development involving rice bran or rice bran derivative products, or (ii) the Company's actual or demonstrably anticipated research or development of which Consultant has knowledge.

2.             Duties and Compensation. The Consultant’s services and duties hereunder (collectively “Services”), term of engagement, compensation and provisions for payment thereof will be as set forth herein and in Exhibit A attached, which may be amended in writing from time to time, or supplemented with subsequent arrangements for services to be rendered by the Consultant as specifically agreed to by both parties in writing and attached as an addendum to or amendment of Exhibit A, and which collectively are hereby incorporated by reference.

3.             Expenses. Consultant will be responsible for all costs and expenses Consultant incurs in performance of Consultant’s obligations set forth in this Agreement, unless specifically authorized in advance by the Company. Pre-approved expenses will be billed to the Company and the Company will reimburse such pre-approved out-of-pocket expenses. Notwithstanding the foregoing, expenses for the time spent by the Consultant in traveling to and from Company facilities will not be reimbursable.

4.             Communications. Consultant shall apply good faith best efforts in performing the Services. Consultant will communicate with the Chief Executive Officer of the Company on a periodic basis during the term of this Agreement. Subject to the foregoing, Consultant has the exclusive right to control the manner in which his work is completed; however, the Company has the right to inspect the manner in which the work is being completed.

5.             Equipment; Access to Company Facilities; Third Party Assistants.

5.1           Equipment. Consultant has and will provide all necessary tools, supplies and equipment necessary to perform the Services. The Company will not be required to supply to Consultant any such tools, supplies or equipment. In the event the Company does supply any equipment or software to Consultant, such equipment or software shall be the responsibility of the Consultant and shall be returned to the Company in good condition within five (5) business days of the termination of this Agreement. If shipping is required to return equipment or software, Consultant shall obtain prior approval from the Company of insured shipping costs and carrier, which will be borne by Company.

5.2           Access to Company Facilities. Except as specifically permitted by an authorized employee of the Company, Consultant, in Consultant’s role as an independent contractor to the Company hereunder, will have no access to any Company facilities.

5.3           Third Party Assistants. In the event that Consultant intends to utilize the services of persons other than employees of the Company to perform the services as described in Section 2 and to assist Consultant under this Agreement (“Third Party Assistants”), Consultant shall first advise the Company. The Company shall have a reasonable time in which to accept or reject such Third Party Assistants. In addition, such Third Party Assistants shall be obligated under the terms of this Agreement on the same basis that Consultant is so obligated. Unless otherwise agreed to, the obligations for compensation to any approved Third Party Assistants shall be solely the responsibility of Consultant.

6.             Confidentiality. The Consultant acknowledges that during the engagement Consultant will have access to and become acquainted with various trade secrets, inventions, intellectual property, innovations, source code, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, login identifications, passwords, accounts and procedures. The Consultant agrees that Consultant will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, computer files, information, letters, notes, media lists, original artwork/creations, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant on behalf of the Company or otherwise coming into Consultant’s possession, will remain the exclusive property of the Company. The Consultant will not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant will  promptly deliver to the Company all such files, records, documents, specifications, information, and other items in Consultant’s possession or under Consultant’s control. The Consultant further agrees that the Consultant will not disclose the terms of this Agreement to any person, other than financial, legal and tax advisors, without the prior written consent of the Company.

7.             Assignment of Inventions. Consultant assigns to the Company all of Consultant's interest in all inventions created while performing services for the Company or Related to the Company Business, whether or not they are eligible for patent protection, made or conceived by Consultant, solely or jointly with any others, during the term of this Agreement, except for any idea or invention for which no equipment, supplies, time, facilities or trade secret information of the Company was used and that was developed entirely upon Consultant's own time, and is not Related to the Company Business. All ideas and inventions hereby assigned are referred to as “Assigned Inventions”. Consultant agrees to promptly disclose all Assigned Inventions in writing to the Company, to assist the Company in preparing any and all applications and assignments for Assigned Inventions and to vest title to those inventions in the Company, all at the Company's expense, but for no consideration to Consultant in addition to Consultant's compensation under this Agreement. If the Company requires Consultant's assistance under this Section after termination of this Agreement, Consultant will be compensated for Consultant's time actually spent in providing that assistance pursuant to a separate written agreement between the parties.

8.             Prior Inventions. Consultant has attached as Exhibit B, a list of any inventions belonging to Consultant prior to association with the Company ("Prior Inventions") that are Related to the Company Business and that and that are not assigned to the Company hereunder. If no such list is attached, Consultant represents that there are no such Prior Inventions. If during the term of this Agreement, Consultant incorporates into a Company product, process or machine a Prior Invention owned in whole or in part by Consultant, the Company is hereby granted and will have a nonexclusive, royalty‑free, irrevocable, perpetual, worldwide and assignable license to make, have made, modify, sublicense, use and sell such Prior Invention as part of or in connection with such product, process or machine. Consultant agrees to not use or incorporate into a Company product, process or machine third party intellectual property without the Company first receiving the express written consent of such third party.

9.             Intellectual Property Rights in Works of Authorship. Consultant (i) acknowledges and agrees that any inventions and intellectual property rights arising from the Services that qualify as works of authorship belong to the Company and are “works made for hire” as defined in section 101 et seq. of the United States Copyright Act, Title 17, United States Code (“Copyright Act”), and (ii) assigns to the Company all right, title and interest in any such inventions and intellectual property rights arising from the Services that are not works of authorship or works made for hire as defined in the Copyright Act. If during the term of this Agreement, Consultant incorporates any formulation or product development Related to the Company Business into Services an invention or other work of authorship previously owned by Consultant, or in which Consultant has an interest, (“Prior Invention”), the Company is hereby granted and will have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to use, modify, display, reproduce and distribute such Prior Invention as part of the Company’s products, related documentation or service offerings. The Company will be the sole author and owner of any and all inventions and works of authorship created pursuant to this Agreement and the parties do not intend to be joint authors in any works of authorship or inventions created pursuant to this Agreement, unless agreed to between the Parties in writing. In addition, during the term of this Agreement, Consultant has no and shall not assert any ownership interest to the business names and/or trademarks of the Company.  Without limiting the foregoing provisions of this Section, Consultant understands and agrees that if Consultant develops any formulas for the Company or any of its subsidiaries in connection with the Services, the Company shall be the sole owner of, and Consultant shall have no interest in, such formulas.

10.           Records of Inventions and Works of Authorship. Consultant agrees to keep and maintain adequate and current written records of all inventions and works of authorship of Consultant during the term of this Agreement. Such records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company, and will be available to and remain the sole property of the Company at all times.

11.           Non-infringement Indemnity. Consultant warrants that all Services (or any portion thereof) and all inventions and intellectual property rights arising from the Services will be the original work product of Consultant and will not be based on, or derived from, the proprietary information or items of a third party except as expressly disclosed in advance and in writing to the Company and approved in writing by the Company and that none of the Services (or any portion thereof) inventions and intellectual property rights arising from the Services will infringe any copyrights, trademarks, patents, trade secrets or the proprietary rights of a third party. Consultant and Company for each of themselves hereby agrees to defend, indemnify and hold harmless each other and each of their officers, directors, shareholders, agents, representations and employees from and against all claims, suits, obligations, liabilities, demands or causes of action (including costs and reasonable attorneys’ fees) arising from any intellectual property infringement by the other or their agents in connection with this Agreement or Consultant’s breach of the foregoing representation and warranty.

12.           Warranty. Consultant warrants that all Services will conform to the applicable specification documents, proposals and requirements as set forth by the Company for the Services described above.

13.           Conflicts of Interest; Non-hire Provision. The Consultant represents that Consultant is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Consultant and any third party. Further, the Consultant, in rendering Consultant’s duties will not utilize any invention, discovery, development, improvement, innovation, or trade secret in which Consultant does not have a proprietary interest. During the term of this Agreement, the Consultant will devote as much of Consultant’s productive time, energy and abilities to the performance of Consultant’s duties hereunder as is reasonably necessary to perform the required duties in a timely and productive manner. The Consultant is expressly free to perform services for other parties during the term of this Agreement, subject to Consultant’s duty of confidentiality under this Agreement.

14.           Right to Injunction. The Consultant expressly agrees that the Company will be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Consultant. Resort to such equitable relief, however, will not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise will be construed to be cumulative, no one of them will be exclusive of any other or of any right or remedy allowed by law.

15.           Term and Termination. The term of this Agreement shall be as set forth on Exhibit A. Either party may terminate this Agreement, with or without cause, at any time by thirty (30) days written notice to the other party. In addition, the Company may terminate this Agreement for cause if the Consultant is convicted of any crime, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with the performance hereunder, or materially breaches provisions of this Agreement, the Company at any time may terminate the engagement of the Consultant immediately and without prior written notice to the Consultant. The provisions of Sections 6 through 9, 11 and 15(inclusive) and any other provisions that by their terms anticipate survival shall survive the termination of this Agreement.  Consultant may terminate this Agreement immediately and without any further action for cause, if the Company is in material breach of this Agreement, or if the Company files for Bankruptcy or if a Receiver is appointed to conduct its affairs. Each party agrees to provide a 30 day written notice and opportunity to cure period prior to terminating this Agreement for cause, which notice shall specify any and all breaches and steps necessary to cure same.

If Consultant is terminated without cause by the Company, Company agrees to pay Consultant a lump sum in the amount of $450,000.00, subject to reduction as provided below, within ten (10) days from termination.  Said payment will be deemed a “buyout fee” for purposes of this Agreement. Said payment will decrease by $12,500.00 per month during the term of this Agreement. For example, if the Company elects to terminate the Consultant without cause on December 31st, 2017, then the Company will give notice to Consultant on November 30th, 2017 and shall pay a “buyout fee” of $300,000 on December 31st, 2017.

16.           Independent Contractor. This Agreement will not render the Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose and Consultant does not have the authority to bind the Company in any manner. The Consultant is and will remain an independent contractor in Consultant’s relationship to the Company. The Consultant will have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

17.           Non-Solicit; Non-Compete.

17.1.        Non-Solicitation. To the fullest extent permissible under applicable law, Consultant agrees that both during the term of this Agreement and for a period of one (1) year following termination of this Agreement, Consultant shall not take any action to induce employees or independent contractors of Company or its subsidiaries to sever their relationship with Company or its subsidiaries and accept an employment or an independent contractor relationship with any other business.

17.2.        Non-Compete. In order to protect the Company in the object of this Agreement, to the fullest extent permissible under Arizona law, Consultant agrees to refrain from, unless first obtaining Company’s prior written consent, which may not be unreasonably withheld, directly or indirectly, engaging in, being employed by, being under contract with, owning, managing, operating, joining, controlling, or participating in the ownership, management, operation, or control of, or having any interest in, (i) any customer during tenure, current customer or vendor of the Company’s wholly-owned subsidiary, Healthy Natural Inc., a Nevada corporation (“HN”) for a period of one (1) year after the termination of this Agreement, or (ii) any business, firm, sole proprietorship, partnership or corporation that operates, proposes to operate or engages in a business that is (A) a contract manufacturing business that is located in North America for a period of one (1) year after the termination of this Agreement or (B) Related to the Company Business for a period of one (1) year after the termination of this Agreement.  The foregoing provisions allow for Consultant to perform all consulting related services to the customers identified in Exhibit C and will not in any way restrict Consultant from performing said services for these customers during or after the termination of this Agreement.

17.3.        Reasonableness. Consultant acknowledges that the nature and periods of restrictions imposed by the covenants contained herein are fair, reasonable, and that the Company would sustain great and irreparable loss and damage if Consultant in any manner were to materially breach any of such covenants. Accordingly, in the event of an actual or threatened breach of the covenants by Consultant, in addition to all other remedies which Company may have, Company shall be entitled to enforce the specific performance of this Agreement and to seek both immediate, temporary and permanent injunctive relief (to the extent permitted by law) restraining such breach.

17.4         Separate Covenants.  It is understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants, one for each line of business engaged in by Company.  Each separate covenant shall hereinafter be referred to as “separate covenant.” If any court or tribunal of competent jurisdiction shall refuse to enforce one or more of the separate covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such separate covenant or separate covenants shall not be void but that for the purpose of such proceedings and such time limitation shall be deemed to be reduced to the extent necessary to permit the enforcement of such separate covenant or separate covenants.  If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the separate covenants because, taken together, they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed to be reasonable, it is expressly understood and agreed between the parties hereto that such separate covenant or separate covenants shall not be void but that for the purposes of such proceedings, the restrictions contained therein (whether as to geographic area, scope of business or otherwise) shall be deemed to be reduced to the extent reasonably necessary to permit the enforcement of such separate covenant or separate covenants.

18.           Taxes. Consultant will be responsible for payment of all taxes and insurance applicable under existing laws, including, but not limited to, social security taxes, and federal and state and city income taxes(but excluding any taxes on the net income of the Company). Consultant warrants that he will make all necessary payments due appropriate governmental agencies to comply with the foregoing and defend, indemnify and hold harmless the Company and the officers, directors, Consultants, agents, Affiliates and representatives of the Company against any and all claims, demands, causes of action, damages, losses, liabilities, costs or expenses that may arise out of breach of the foregoing.

19.           Workers Compensation and Other Insurance. Consultant agrees to provide workers compensation insurance, if and as may be required by law, for Consultant and for Consultant’s employees and agents and agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury, disability or death of Consultant or any of Consultant’s employees or agents. The Company will not carry liability insurance for the Consultant relative to any service that Consultant performs for the Company.

20.           Information.  Consultant represents and warrants to the Company that all information provided by Consultant is true and correct and that Consultant has the right to provide such information. Consultant will immediately notify the Company in writing of any change in the accuracy of such information.

21.           Successors and Assigns. All of the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

22.           Governing Law and Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the internal, substantive laws of the State of Arizona without giving effect to the conflict of law rules thereof, and shall be deemed to be executed in Arizona. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in Phoenix, Arizona. The parties agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

23.           Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

24.           Waiver. Waiver by one party hereto or breach of any provision of this Agreement by the other will not operate or be construed as a continuing waiver.

25.           Assignment. The Consultant shall not assign any of Consultant’s rights under this Agreement, or delegate the performance of any of Consultant’s duties hereunder, without the prior written consent of the Company.

26.           Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party will be in writing and will be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice will be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice will be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given at the address set forth on the signature page hereto. Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

27.           Modification or Amendment. No amendment, change or modification of this Agreement will be valid unless in writing signed by the parties hereto.

28.           Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

29.           Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement will nevertheless remain in full force and effect.

30.           Attorneys’ Fees. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party will be entitled to attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions will include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

[Signature Page to Follow]

The parties have entered into this Independent Contractor Agreement as of the date first set forth above.

RICEBRAN TECHNOLOGIES	CONSULTANT

/s/ Robert Smith	/s/ Mark McKnight
By: Robert Smith	Name: Mark McKnight
Title: Chief Executive Officer

Address:	Address:

6720 N Scottsdale Rd, Suite 390	10416 N. 61st Place
Scottsdale, AZ 85253	Paradise Valley, AZ 85253

Exhibit A

The Services of Consultant shall be the following:

From time to time as requested by the Company, Consultant shall provide the following services to the Company on behalf of the Customers listed in Exhibit C:

•	Primary contact to HN customers for customer support
•	Development of new accounts for HN and RBT
•	Presentations to existing and new customers; and
•	New product development including formulations

Consultant shall be available to travel up to 5 days per month as reasonably requested by the Company.

Provided that he complies with the requirements of Sections 6 and 17, Company agrees that Consultant may provide services that are not Related to the Company Business to certain businesses including, but not limited to, those listed in Exhibit C, to this Agreement, which businesses are in the natural and health products industries. Said services include, but are not limited to:

•	Consulting services
•	Product development services
•	Sales and marketing services
•	Management services
•	Team building services
•	Public speaking services
•	Motivational and educational books and media

The Term:

Unless earlier terminated as provided below, the term of this Agreement shall commence on January 1, 2017 and end on December 31, 2019 (“Term”) and continue to expiration, unless terminated pursuant to Section 15 of this Agreement.

Compensation:

Unless otherwise agreed by the Consultant and the Company in writing, the following shall constitute the consideration, payable to Consultant for the provision of Services during the Term:

•	$10,000.00 consulting fee paid each month during the Term, payable on the 28th of each month, beginning on January 28, 2017, for the month of January 2017;
•	Commission, paid on the Net Revenue of existing customers, as outlined in Exhibit C to this Agreement, paid by the 28th of the following month; and

•
3.0% of Net Revenue received by RBT during the Term from new customers brought to RBT procured by Consultant’s activities during the Term (“New Customers”). Consultant will be deemed to have procured a new customer if Consultant was the procuring cause for the relationship and the primary individual negotiating the new transaction with the new customer.

For purposes of this Exhibit A, “Net Revenue” is defined as gross revenue paid by such customers to the Company less returns, refunds, discounts, allowances and payment defaults by customers.

Exhibit B

Prior Inventions - Formulation, product development and product training for private label health products, nutrition products and topical skin care products for various companies, including, but not limited to, Drink ACT, Youngevity, Nikken, Morinda Tahitian Noni, GNC, Vitamin Shoppe, Avera Sport, Costco, Sam's Clubs, BJ Wholesale, The Smart Circle, bHIP, National Health Trends, Jeunesse, Walmart, Target, H.E.B. Grocers, Fiesta Grocers, Joe Weider, Twin Labs, Neways, NuSkin, Unicity, Vicky Form, and Bed - Bath & Beyond.

Literature – Aloe Vera:  Nature’s Miracle Plant; and Key Driver’s for Good Health.

Exhibit C

Healthy Natural, Inc. Customer List

Customer Name	Location	Monthly Commission
Zurvita, Inc.	Texas	1%
Fortis Biopharma	Louisiana	1%
Alive Max	California	3%
Dynammaxx	Texas	1%
LaCore Labs	Texas	3%
GNO	Hong Kong	3%
Ideal Living	California	3%
Therabotanics	California	3%
Team Effort	California	3%
Valentus	Florida	3%
Skinny Body Care	Florida	3%
Dream Tree	Texas	3%
AGS Labs	Texas	3%
Mad Rat	Texas	3%
Life Span Global	Colorado	3%
BioGenyx	Tennessee	3%
American Dream	Oklahoma	3%
Hallmark Stores	Missouri	3%
Life Brands	Louisiana	1%
New Customers		3%